EXHIBIT 99.1
Leadis Technology Reports Fourth Quarter 2006 Financial Results and Announces Stock Repurchase Program
SUNNYVALE, California – January 30, 2007 – Leadis Technology, Inc. (Nasdaq: LDIS), a leading mixed-signal semiconductor developer of display driver ICs for small panel color displays, today announced results for the fourth quarter of 2006, ended December 31, 2006 and its plan to repurchase up to 2.5 million shares of its common stock. Revenue for the fourth quarter was $23.9 million, an increase of 7% from the previous quarter and 11% higher than the fourth quarter of 2005. For the fiscal year 2006, Leadis reported revenues of $101.2 million, 58% higher than 2005.
Under generally accepted accounting principles (GAAP), fourth quarter net loss was $3.1 million or $0.11 per basic share, inclusive of a $0.6 million charge to establish a valuation allowance on deferred tax assets, most of which is the result of stock-based compensation expense. As a result of the tax charge, fourth quarter net loss slightly increased as compared to $2.8 million or $0.10 per basic share reported in the previous quarter, but decreased as compared to the $3.6 million net loss or $0.13 per basic share reported in the fourth quarter of 2005. Fiscal year 2006 net loss increased to $11.9 million from $11.4 million in 2005, primarily due to increases in stock-based compensation charges associated with the company’s adoption of FAS123(R) in 2006. Excluding stock-based compensation charges and its tax effects, fiscal year 2006 net loss narrowed to $7.4 million from $9.2 million reported for 2005.
In addition to reporting GAAP results, the company reports non-GAAP results, which exclude stock-based compensation expense per FAS 123(R). Non-GAAP net loss for the fourth quarter of 2006 narrowed to $1.5 million or $0.05 per basic share as compared to a net loss of $1.7 million or $0.06 per basic share in the third quarter of 2006 and a net loss of $3.3 million or $0.12 per basic share in the fourth quarter of 2005. A reconciliation of GAAP measures to non-GAAP measures is included in the financial statements portion of this press release.
The company reported cash and short-term investments of $107 million as of December 31, 2006, flat as compared to the balance as of the end of 2005.
The company’s Board of Directors has authorized a program to repurchase up to 2.5 million shares of its common stock through December 31, 2007. Purchases may be made at the company’s discretion from time to time in open market transactions at prevailing prices or through privately negotiated transactions as conditions permit.
“Our Board’s decision to adopt the stock repurchase program demonstrates our commitment to enhancing stockholder value and reflects the Board’s confidence in management’s operating plan,” said Mr. Tony Alvarez, President and CEO. “In light of the company’s strong balance sheet, the Board believes that the repurchase program is a good investment of available funds and will help offset potential dilution from option grants made to employees.”

Business Summary
•	Fourth quarter revenue was $23.9 million, a 7% quarterly sequential increase. Fourth quarter sales to Japanese customers represented approximately 20% of revenue.

•	TFT sales increased to approximately 25% of revenue, as forecast. STN and OLED sales were approximately 70% and 5% of total revenue, respectively. For the fiscal year 2006, TFT sales grew more than 300% over the prior year and represented approximately 30% of total sales in 2006.

•	Total driver unit shipments for the fourth quarter increased 12% sequentially to 28 million units. For the fiscal year 2006, Leadis shipped a record 102 million units.

•	ASP decreased sequentially approximately 4% on a blended basis, representing a slower decline relative to the prior quarters in 2006.

•	Fourth quarter gross margin was 13% on both GAAP and non-GAAP basis, flat with the prior quarter.

•	Operating expenses were controlled tightly during the quarter, as the company achieved its fourth successive quarter of decreased expenses. Operating expenses excluding stock-based compensation expense decreased slightly to $5.9 million. For the fiscal year 2006, operating expenses excluding stock-based compensation expenses decreased approximately $1 million to $24.3 million.

•	Since the beginning of the fourth quarter, the company has announced volume production status on three new qQVGA display drivers for mobile phone displays, bringing to seven the total number of new volume production products for 2006:
a)	The LDS331, a 262K color LTPS TFT driver addressing multimedia phones using advanced TFT technology.

b)	The LDS522, a 65K color OLED driver suitable for MP3 players and mobile phone sub display applications.

c)	The LDS191, a 262K color STN driver capable of supporting video-enabled phones.
•	Leadis further announced its entry into the LED driver business and sampling of its first LED driver, the LDS8841, a four channel fractional 1x/1.5x charge pump capable of driving up to four LEDs in mobile backlight units. This new product is designed to efficiently drive backlight units of mobile display modules for applications such as mobile handsets and portable media players. Combined with the company’s upcoming line of PowerLite™ display drivers incorporating dynamic backlight control, the new line of LED drivers are an integral part of Leadis’ comprehensive system solution capable of reducing module power by up to 50%.

“I am pleased that the fourth quarter met expectations with a sequential increase in revenue and narrower net loss. We made significant strides in 2006, growing annual revenue over fifty percent to more than $100 million, regaining market share with over 100 million units shipped, and maintaining a strong year-end cash position,” said Mr. Alvarez. “Equally important, we achieved critical operations and engineering improvements to our new product development engine as well as commenced our diversification into the LED driver business. We are pleased with these efforts and believe we will reap benefits in 2007 and beyond.”
Q1 2007 Outlook
“The decline in revenue contribution from legacy products is anticipated to continue in the first quarter as we decrease our participation in the lower margin STN market,” said Mr. Paul Novell, Vice President of Sales and Marketing. “Coupled with the seasonally lower demand for the January to March period, revenues are forecast to be sequentially down.”
Based on information currently available to the company, expectations for the first quarter of 2007 are as follows:
•	Revenue, which varies with product mix and selling prices, is expected to decline to the range of $13- $15 million.

•	ASP on a blended basis, which varies with product mix, is expected to be relatively flat compared to the fourth quarter.

•	Gross margin, which varies with product mix, ASP and unit costs, is expected to be flat as a percentage of sales relative to the prior quarter.
2007 Strategy
Looking forward toward 2007, the company intends to build upon the foundation set in 2006 by creating greater value in its display driver business through product innovation and by leveraging its analog/mixed-signal capabilities to diversify into synergistic markets.
The company seeks to create greater value in its display driver business by focusing on three key areas:
•	Dynamic Backlight Control: The company has developed a Dynamic Backlight Control algorithm that reduces TFT display module power by up to 50%. The company expects to sample the first of its Dynamic Backlight Control (PowerLite™) products in the first half of 2007, with first revenue following approximately 6 months later.

•	Serial Interfaces: Introduction of high speed serial interface technologies into its display drivers, thus enabling displays to keep up with increasing data rates of mobile handsets. The company expects the first of these products to sample in the 2nd half of 2007.

•	Technology Node: Migrating display driver platforms from the 0.18µ technology node to 0.15µ and 0.13µ in 2007 and 2008, respectively. The company’s first 0.l5µ product is expected to sample in the first half of 2007.
The company also plans to expand its business beyond display driver ICs. Seeking to capitalize on the anticipated synergy with its existing display driver business and its analog and mixed-signal skillsets, the company is launching internal efforts in the following two areas:
•	LED Drivers: As discussed above, the first product is expected to begin sampling this quarter.

•	Touch Sensor Technology Products: The company is expected to begin sampling its initial products in the second half of 2007, with revenue expected in 2008.
“In conclusion, 2006 was a year of re-investment in Leadis,” said Mr. Alvarez. “New product development is back on track and we expect our investments in new display driver intellectual property, as exemplified by our PowerLite™ solutions, to start paying off in the second half of 2007. Our team is also excited by the opportunity to re-position Leadis beyond display drivers and into higher margin product areas such as LED drivers and Touch Sensor Technology. Finally, our strong balance sheet and improved internal performance enables us to actively pursue acquisition candidates to further accelerate our diversification.”
Conference Call Today
Leadis will broadcast its conference call today, Tuesday, January 30, 2007 at 2 p.m. Pacific Time (5 p.m. Eastern Time) to discuss its fourth quarter 2006 earnings and provide additional guidance.
To listen to the call, dial 1-800-810-0924 approximately ten minutes before the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, dial 1-888-203-1112. The confirmation code for the replay is 5429166.
A live webcast of the call will be available on the investor relations section of the company’s web site, http://ir.leadis.com. An archived webcast of the call will remain available until the company’s next earnings call.
IR Contacts
Victor Lee, Chief Financial Officer
Eric Itakura, Director Business Development & Investor Relations
(408) 331-8616
About Leadis Technology, Inc.
Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets mixed-signal semiconductors that enable and enhance the features and capabilities of small panel displays, focusing on the mobile handset market. Leadis’ core products are color display drivers, which are critical components of displays used in mobile consumer electronic devices. Leadis supplies display drivers supporting the major small panel display technologies, including a-Si and LTPS TFT LCD’s, color STN LCD’s, and color OLED displays. For more information, visit www.leadis.com.

Non-GAAP Financial Measures
Leadis reports financial information in accordance with generally accepted accounting principles (GAAP), but believes that non-GAAP (previously referred to as “pro-forma”) financial measures are helpful in evaluating its ongoing operating results and comparing its performance to comparable companies. Leadis has historically reported non-GAAP financial measures, including net income (loss) and non-GAAP basic and diluted net income (loss) per share, which results excluded stock-based compensation expenses. Starting in the first quarter of 2006, Leadis implemented FAS 123(R), “Share-Based Payment.” Financial results for prior year periods, however, are not required to be restated for FAS 123(R). Consequently, Leadis has excluded the effect of expensing stock-based compensation in deriving calculations of net income (loss), net income (loss) per share, gross profit or margin, and certain operating expenses (including cost of sales, research and development and selling, general and administrative). Leadis believes the inclusion of these non-GAAP measures enhances the comparability of current results against the results of prior periods. Leadis management uses these non-GAAP financial measures for internal planning and budgeting purposes. Accordingly, these non-GAAP measures will enable investors to evaluate the company’s operating results and business outlook in a manner similar to how the company internally analyzes its operating results and makes strategic decisions. Investors should note, however, that the non-GAAP financial measures used by the company may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. The company does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures alone or as a substitute for financial information prepared in accordance with GAAP. A reconciliation of GAAP financial measures to non-GAAP financial measures is included in the financial statements portion of this press release. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measure. For additional information on the non-GAAP financial measures, please see the Form 8-K regarding this press release furnished today with the Securities and Exchange Commission.
Cautionary Language
This press release contains forward-looking statements regarding the company’s business and financial outlook for the first quarter of 2007 and remainder of fiscal year 2007 based on the company’s current expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” “confident,” “optimistic,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. These forward-looking statements reflect the company’s current views and assumptions but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that the company may not be able to maintain its current level of revenue or its gross margin levels; risks that one or more of the company’s concentrated group of customers may reduce demand or price for the company’s products or a particular product; the company’s dependence on a limited number of products; risks that the company’s new products may not be able to be completed in a timely fashion or gain market acceptance; risks associated with the company’s efforts to expand its business beyond LCD display drivers, including efforts to develop and market LED controllers and touch sensor technology products; risks related to the semiconductor and mobile handset industries; the company’s ability to keep up with technological change; risks associated with any strategic transaction undertaken by the company; risks with managing international activities; and other factors. For a discussion of these and other factors that could impact the company’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to the company’s Annual Report on Form 10-K filed with the SEC on March 15, 2006, in the sections titled Risk Factors and Forward-Looking Statements, and the Form 10-Q for the quarter ended September 30, 2006, which are available at www.leadis.com. The projections in this press release are based on information currently available to the company. Although such projections, as well as the factors influencing them, may change in the future, the company undertakes no responsibility to update the information contained in this press release. (LDISG)

LEADIS TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	Dec. 31,	Sep. 30,	Dec. 31,
	2006	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$62,697	$64,615	$72,801
Short-term investments	43,845	38,446	34,077
Accounts receivable, net	17,399	18,900	14,775
Inventory	7,024	7,137	13,075
Prepaid expenses and other current assets	4,498	3,758	4,693

Total current assets	135,463	132,856	139,421
Property and equipment, net	4,160	3,684	3,505
Other assets	1,106	1,655	988

Total assets	$140,729	$138,195	$143,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,623	$14,865	$17,781
Accrued liabilities	3,796	4,046	2,932
Taxes payable	2,342	2,724	2,330
Other current liabilities	392	195	338

Total current liabilities	26,153	21,830	23,381
Noncurrent liabilities	539	802	718

Total liabilities	26,692	22,632	24,099
Stockholders’ equity:
Common stock and additional paid-in capital	109,110	107,563	104,173
Deferred stock-based compensation	—	—	(1,196)
Retained earnings	4,927	8,000	16,838

Total stockholders’ equity	114,037	115,563	119,815

Total liabilities and stockholders’ equity	$140,729	$138,195	$143,914

LEADIS TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2006	2006	2005	2006	2005

Revenue	$23,903	$22,312	$21,455	$101,208	$64,182

Cost of sales (1)	20,820	19,443	18,313	88,506	50,197

Gross profit	3,083	2,869	3,142	12,702	13,985

Research and development expenses (1)	2,970	3,797	3,408	13,796	14,522
Selling, general and administrative expenses (1)	3,946	3,316	3,731	14,785	12,766

Total operating expenses	6,916	7,113	7,139	28,581	27,288

Operating loss	(3,833)	(4,244)	(3,997)	(15,879)	(13,303)
Interest and other income, net	1,308	1,126	825	4,349	2,718

Loss before provision (benefit) for income taxes	(2,525)	(3,118)	(3,172)	(11,530)	(10,585)
Provision (benefit) for income taxes	548	(296)	475	523	765

Loss before cumulative effect of change in accounting principle	(3,073)	(2,822)	(3,647)	(12,053)	(11,350)

Cumulative effect of change in accounting principle	—	—	—	142	—

Net loss	$(3,073)	$(2,822)	$(3,647)	$(11,911)	$(11,350)

Basic and diluted net loss per share:
Prior to cumulative effect of change in accounting principle	$(0.11)	$(0.10)	$(0.13)	$(0.42)	$(0.40)
Cumulative effect of change in accounting principle	—	—	—	0.01	—

Basic and diluted net loss per share	$(0.11)	$(0.10)	$(0.13)	$(0.41)	$(0.40)

Shares used in computing basic and diluted per share amounts	29,187	28,935	28,297	28,802	28,143

Note:
(1) Includes stock-based compensation, as follows:

	Three Months Ended			Year Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2006	2006	2005	2006	2005
	(FAS123R)	(FAS123R)	(APB25)	(FAS123R)	(APB25)
Cost of sales	$48	$116	$16	$417	$97
Research and development expenses	219	258	123	1,017	794
Selling, general and administrative expenses	801	864	235	3,232	1,211

LEADIS TECHNOLOGY, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2006	2006	2005	2006	2005

A. GAAP net loss	$(3,073)	$(2,822)	$(3,647)	$(11,911)	$(11,350)
Adjustment for stock-based compensation within:
Cost of sales	48	116	16	417	97
Research and development expenses	219	258	123	1,017	794
Selling, general and administrative expenses	801	864	235	3,232	1,211
Provision for income taxes	505	(156)	—	—	—
Cumulative effect of change in accounting principle	—	—	—	(142)	—

Net loss excluding stock-based compensation	$(1,500)	$(1,740)	$(3,273)	$(7,387)	$(9,248)

B. GAAP basic and diluted net loss per share	$(0.11)	$(0.10)	$(0.13)	$(0.41)	$(0.40)
Adjustment for stock-based compensation	0.06	0.04	0.01	0.15	0.07

Basic and diluted net loss per share excluding stock-based compensation	$(0.05)	$(0.06)	$(0.12)	$(0.26)	$(0.33)

C. GAAP Gross Margin	12.9%	12.9%	14.6%	12.6%	21.8%
Adjustment for stock-based compensation	0.2%	0.5%	0.1%	0.4%	0.2%

Gross Margin excluding stock-based compensation	13.1%	13.4%	14.7%	13.0%	22.0%

D. GAAP operating expenses	$6,916	$7,113	$7,139	$28,581	$27,288
Adjustment for stock-based compensation within:
Research and development expenses	(219)	(258)	(123)	(1,017)	(794)
Selling, general and administrative expenses	(801)	(864)	(235)	(3,232)	(1,211)

Operating expenses excluding stock-based compensation	$5,896	$5,991	$6,781	$24,332	$25,283